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                                                                 Exhibit 99.19

KeraVision Presents One-Year Clinical Data On Intacs (trademark) for Hyperopia

Potential product is based on same technology as Intacs (trademark) for myopia, approved April 9 by FDA

Seattle (April 14, 1999) -- A possible new non-laser option for surgically treating farsightedness (hyperopia) resulted in 20/25 vision or better for 91 percent of patients in a small clinical study, it was announced Tuesday at the annual meeting of the American Society of Cataract and Refractive Surgery (ASCRS) in Seattle.

KeraVision (registered trademark) Intacs for hyperopia -- an investigational product under development outside the U.S. by KeraVision, Inc. (Nasdaq: KERA) of Fremont, CA -- are designed as a possible option to eyeglasses, contacts and laser refractive surgery. They are based on the same patented technology as Intacs for myopia, which on April 9 became the first FDA-approved non-laser surgical option for treating mild nearsightedness.

"The advantage of non-laser treatment is that a patient's central optical zone does not have to be compromised," said Arturo S. Chayet, MD, of San Diego, a clinical investigator and ophthalmologist who performed this initial study in Mexico. "By adding material to the cornea, Intacs appear to reshape the cornea's curvature without the need to cut or remove tissue from the central optical zone. If successful, Intacs will create an entire new category for treating mild hyperopia."

In the Mexico study, 55 percent of patients achieved 20/20 vision or better, 91 percent saw 20/25 or better, and 100 percent saw 20/40 or better (the vision standard in most U.S. states for receiving a driver's license). Clinical data are from 11 patients who were treated for mild farsightedness (+1.0 to +3.5 diopters of correction) and monitored for one year.

Chayet told the medical conference that Intacs for hyperopia appeared to provide his patients with excellent visual outcomes, rapid visual recovery and minimal discomfort during surgery. The product can also be removed if a patient's correction requirements change with age.

With hyperopia, or farsightedness, people have trouble seeing objects that are close. The condition results when the cornea is too flat, causing light rays to focus behind the retina and producing a blurred imaged.

Clinical Trial Expanded to Europe

In January, KeraVision added a new hyperopia clinical study site in Europe -- at Neubrandenburg, Germany, where 12 Intacs treatments have been completed. Two more sites are expected to be added in April -- at Munich and Fuerth im Wald. If positive clinical results continue, KeraVision plans to apply for European Union regulatory approval within two years. The company also plans to initiate an FDA-regulated clinical study in the U.S.

Intacs for hyperopia are tiny, clear, precision-engineered, polymer inlays that are placed in the periphery of the cornea but outside of the central optical zone (the dome-shaped "window" at the front of the eye and the critical area for clear vision). They are designed to reshape a cornea's curvature by adding material to the eye instead of by cutting or removing tissue from the optical zone as with other vision correction surgery procedures.

KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for low myopia (nearsightedness) and possibly for low hyperopia (farsightedness) as well as astigmatism. These products are potential alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is the KeraVision Intacs corneal ring segments for myopia, part of a technology platform that the company believes will potentially treat the most common forms of vision problems.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to the experimental product or the surgical procedure, competitive products and technology, market acceptance of the experimental product, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Form 10-K for the year ended December 31, 1998 and in other SEC filings.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
Intacs are a registered
trademark or trademark
of KeraVision, Inc. in
the U.S. and foreign
countries."